Exhibit 99.1

InSite Vision Reports First Quarter 2013 Financial Results

Alameda, Calif., May 7, 2013 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended March 31, 2013. Revenues for the first quarter of 2013 were $5.3 million compared to $2.3 million for the same period in 2012. Net loss for the first quarter of 2013 was $1.9 million, or $0.01 per share, compared to $4.8 million, or $0.04 per share, in the first quarter 2012.

“So far, 2013 has been a year of significant milestones for InSite Vision,” said Timothy Ruane, InSite’s Chief Executive Officer. “In March, we reported positive top-line results from our first pivotal study of BromSite to treat ocular inflammation and pain following cataract surgery, a market that we believe provides a significant growth opportunity due to an increasing aging population. In addition, we expect to report Phase 3 data from our DOUBle study product candidates, AzaSite Plus and DexaSite, late in the second quarter or early in the third quarter of 2013. As we advance our late-stage product development programs, InSite Vision continues to innovate in the field of ophthalmic therapeutics, and we are presenting data from clinical- and preclinical-stage programs at the 2013 ARVO Annual Meeting.”

2013 Corporate and Commercial Highlights

•

In March 2013, InSite announced positive results from the company’s first Phase 3 clinical trial of BromSite™ (0.075% bromfenac in DuraSite®) demonstrating statistically significant superiority (p < 0.001) compared to vehicle in alleviating ocular pain and inflammation among patients following cataract surgery. The BromSite Phase 3 clinical trial enrolled 268 patients undergoing cataract surgery in a two-arm trial designed to evaluate the efficacy and safety of BromSite against the DuraSite vehicle alone. InSite plans to start the second Phase 3 clinical trial of BromSite in the second quarter of 2013.

•

InSite Vision completed patient treatment and follow-up in the DOUBle Phase 3 clinical trial of AzaSite Plus™ (dexamethasone 0.1% and azithromycin 1% in DuraSite) and DexaSite™ (dexamethasone 0.1% in DuraSite) for the treatment of blepharitis. The study enrolled more than 900 patients with moderate-to-severe blepharitis to evaluate the efficacy and safety of AzaSite Plus and DexaSite product candidates simultaneously. Patients received AzaSite Plus, DexaSite, AzaSite® or DuraSite vehicle twice-daily for 14 days with six months of follow-up. InSite anticipates announcing top-line data from the Phase 3 DOUBle study late in the second quarter or early in third quarter of 2013.

•

In the first quarter of 2013, InSite recorded $0.5 million in royalty revenues associated with Besivance® (besifloxacin ophthalmic suspension) 0.6%, compared to $0.4 million in same period of 2012. Besivance is marketed globally by Bausch + Lomb for the treatment of bacterial conjunctivitis. In April 2013, InSite sold its right to receive royalty payments on sales of Besivance, beginning January 1, 2013, for $15 million, with an additional $1 million payable in 2014 if Besivance net sales reach certain pre-determined levels in 2013. Under the terms of the agreement, if the purchaser receives specified levels of total cash from the Besivance royalty payments, the royalty would be returned to InSite in whole or in part. Patent protection for Besivance in the United States expires in 2021.

•

AzaSite earned royalties for the first quarter 2013 were $1.4 million compared to $1.9 million for the same period of 2012. Included in the AzaSite royalties for the first quarter of 2013 was a $3.4 million minimum royalty true-up by Merck & Co. (Merck) required under the companies’ commercial licensing agreement. AzaSite is marketed in the U.S. by Merck for the treatment of bacterial conjunctivitis.

•

In March 2013, the U.S. Court of Appeals for the Federal Circuit affirmed the ruling of the United States Patent and Trademark Office (USPTO) panel of judges which found in favor of InSite in its patent interference litigation with the University of California, San Francisco (UCSF), and confirmed the inventorship of InSite Vision’s U.S. Patents Nos. 6,239,113 and 6,569,443 protecting AzaSite, AzaSite Xtra™ and AzaSite Plus. The time period for UCSF to further appeal this decision has lapsed.

•

Gholam A. Peyman, M.D., joined InSite Vision’s Scientific Advisory Board in the first quarter. Dr. Peyman is a recipient of the national medal of technology and innovation and the inventor of Lasik eye surgery.

First Quarter 2013 Results Summary

Total revenues increased to $5.3 million for the first quarter of 2013 compared to $2.3 million for the same period in 2012. Earned royalties from Merck for net sales of AzaSite were $1.4 million and $1.9 million for the first quarter of 2013 and 2012, respectively. In the first quarter of 2013, royalties from Merck included a $3.4 million minimum royalty true-up. The increase in royalties was driven by an increase in the required minimum royalty to $19 million for the fiscal year ended September 30, 2013, which was amended to be paid on a quarterly basis starting in the third quarter of 2012. In addition, a decline in earned royalties from net sales of AzaSite by Merck further increased the minimum royalty true-up. For the first quarter of 2013, royalties from net sales of Besivance increased to $0.5 million compared to $0.4 million for the same period in 2012. As discussed above, in April 2013, InSite sold the royalty on sales of Besivance, beginning on January 1, 2013, for $15 million. Under the terms of the agreement, if the purchaser receives specified levels of total cash from the Besivance royalty, the royalty could be returned to InSite in whole or in part.

Research and development (R&D) expenses for the first quarter of 2013 were $3.4 million compared to $4.0 million in the same period in 2012. The decrease was primarily related to timing of the DOUBle Phase 3 clinical trial and the BromSite Phase 3 clinical trial. Both clinical trials completed patient enrollment in the second half of 2012. General and administrative (G&A) expenses for the first quarter of 2013 were $1.5 million compared to $1.4 million in the same period in 2012.

Net loss for the first quarter of 2013 was $1.9 million, or $0.01 per share, compared to $4.8 million, or $0.04 per share, in the first quarter 2012. The decrease in net loss was primarily driven by an increase in minimum royalties from Merck.

As of March 31, 2013, InSite had cash, cash equivalents and short-term investments of $4.5 million, prior to the cash receipt of the $15 million from the sale of the Besivance royalty in early April 2013. Total cash usage in the first quarter of 2013 was $4.9 million.

Conference Call Today

InSite will host a conference call today, May 7, 2013, beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss first quarter 2013 financial results.

Analysts and investors can participate in the conference call by dialing 888-713-4205 for domestic callers and 617-213-4862 for international callers using the pass code 64513927. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 55617625.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Merck, and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb. InSite Vision is also advancing three novel ophthalmic therapeutics through Phase 3 clinical studies: AzaSite Plus™ and DexaSite™ for the treatment of eye infections, and BromSite™ for pain and inflammation associated with ocular surgery. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the status of InSite’s clinical trials, including but not limited to the timing of announcement of results from its DOUBle Phase 3 clinical trial; the timing of commencement of a second Phase 3 clinical trial for BromSite; InSite’s plans with respect to its other product candidates; the benefits of and prospects for InSite’s product candidates; InSite’s plans with respect to its DuraSite 2 platform technology; InSite’s plans to present at the 2013 ARVO Annual Meeting and the statements in the quote from our Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: that InSite’s Phase 3 clinical trials may not meet their respective clinical endpoints or otherwise may not meet the objectives and requirements of the trials; that it may take longer than expected to announce the results of such trials; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Merck and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Merck; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to obtain approval for its DuraSite 2 technology, to develop products incorporating such technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change and readers should not place undue reliance on any such forward-looking statements. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

# # #

Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

BCC Partners

Michelle Corral

415.794.8662

Karen L. Bergman

650.575.1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™ and DexaSite™ are trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2013 and 2012

(in thousands, except per share amounts; unaudited)

	Three months ended March 31,
	2013	2012
Revenues	$5,260	$2,273

Expenses:
Research and development	3,367	4,017
General and administrative	1,453	1,403
Cost of revenues, principally royalties to third parties	85	265

Total expenses	4,905	5,685

Income (loss) from operations	355	(3,412)
Interest expense and other, net	(2,131)	(2,454)
Change in fair value of warrant liability	(145)	1,019

Net loss	$(1,921)	$(4,847)

Net loss per share:
Basic	$(0.01)	$(0.04)

Diluted	$(0.01)	$(0.04)

Weighted average shares used in per-share calculation:
Basic	131,951	131,951

Diluted	131,951	131,951

Condensed Consolidated Balance Sheets

At March 31, 2013 and December 31, 2012

(in thousands; unaudited)

	March 31, 2013	December 31, 2012
Assets:
Cash, cash equivalents and short-term investments	$4,469	$9,322
Receivables, prepaid expenses and other current assets	5,453	5,394
Property and equipment, net	369	377
Debt issuance costs, net	2,562	2,666

Total assets	$12,853	$17,759

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$3,474	$4,450
Accrued interest	990	1,038
Warrant liability	2,402	2,257
Non-recourse secured notes payable	49,511	51,883
Stockholders’ deficit	(43,524)	(41,869)

Total liabilities and stockholders’ deficit	$12,853	$17,759